Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 29, 1997, relating to the consolidated financial statements of Windswept Environmental Group, Inc. included in such Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1998.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Melville, New York
August 17, 1998